                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                 Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             CAM DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             CAM DATA SYSTEMS, INC.
                         17520 NEWHOPE STREET, SUITE 100
                        FOUNTAIN VALLEY, CALIFORNIA 92708

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 8, 1997

To the Stockholders of CAM Data Systems, Inc.

         NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Stockholders of CAM DATA SYSTEMS, INC. (the "Company"), will be held on May 8, 1997 at 2:00 o'clock P.M. at 17520 Newhope Street, Suite 100, Fountain Valley, California 92708 (the "Annual Meeting") for the purposes described below.

     1. To elect three (5) persons to serve on the Company's Board of Directors who shall hold office until the next annual meeting of stockholders or until their successors are duly elected and shall have qualified. Management proposes to nominate to the Board of Directors the following individuals:

                Geoffrey D. Knapp
                Walter W. Straub
                David Frosh
                Corley Phillips
                Fred Haney

     2. To confirm the appointment of Ernst & Young as the independent auditors of the Company.

     3.   To amend the Company's 1993 Stock Option Plan.

     4. To amend the Company's Certificate of Incorporation - Directors and Officers Indemnification.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on March 11, 1997 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

     Holders of a majority of the outstanding shares of the Company's Common Stock must be present, either in person or by proxy, in order for the Annual Meeting to be held. The proxy is revocable at any time and will not affect your right to vote in person if you attend the Annual Meeting.

          By Order of the Board of Directors



          GEOFFREY D. KNAPP
          Geoffrey D. Knapp
          Secretary

          March 11, 1997

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, IF YOU ARE NOT ABLE TO BE PRESENT, PLEASE BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING BY INDICATING YOUR VOTING INSTRUCTIONS, DATING AND SIGNING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

                             CAM DATA SYSTEMS, INC.
                         17520 NEWHOPE STREET, SUITE 100
                        FOUNTAIN VALLEY, CALIFORNIA 92708

                                 PROXY STATEMENT


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CAM Data Systems, Inc. (the "Company") of proxies, in the form enclosed, for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the time and place and for the purpose set forth in the attached Notice of Annual Meeting of Stockholders.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting, or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         The cost of soliciting proxies will be borne by the Company. It is expected that proxies will be solicited exclusively by mail; however, if it should appear to be desirable to do so, directors, officers and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone or in person to request that proxies be furnished. The Company may also reimburse persons holding stock as nominees for reasonable expenses in sending proxy material to their principals.

         Mailing of this proxy statement and the accompanying proxy is to commence on or about March 18, 1997.

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On March 11, 1997, the record date for Stockholders entitled to vote at the 1997 Annual Meeting of Stockholders of the Company, the Company's outstanding voting securities consisted of 1,981,200 shares of Common Stock, par value $.001, of which each share is entitled to one vote.

         The following table sets forth as of December 31, 1996, certain information regarding ownership of the Company's Common Stock by (i) each person that the Company knows is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and executive officer of the Company who owns Common Stock and (iii) all directors and officers as a group, without naming them, showing name and address, amount and nature of shares beneficially owned and the percentage of the class owned.

                      NAME AND ADDRESS           AMOUNT & NATURE     PERCENTAGE
      TITLE OF         OF BENEFICIAL              OF BENEFICIAL          OF
       CLASS               OWNER                  OWNERSHIP (9)       CLASS (10)
       -----               -----                  -------------       ----------
Common Stock       Geoffrey D. Knapp(1)            387,900  (2)            17.7%
Common Stock       Paul Caceres Jr. (1)             45,000  (3)             2.0%
Common Stock       Timothy D. Coco (1)              13,500  (4)                *
Common Stock       David Fuller (1)                 17,500  (5)                *
Common Stock       Walter W. Straub(1)              72,500  (6)             3.3%
Common Stock       David Frosh (1)                  60,300  (7)             2.8%
Common Stock       Corley Phillips (1)               5,000  (8)                *
Common Stock       Fred Haney (1)                    5,000  (8)                *
Common Stock       ZPR Investment Mgmt.            535,000                 24.4%
Common Stock       All Directors and
                   Officers as a
                   Group (of 8 persons)            606,700                 27.7%

*  Less than 1.0%.

(1) c/o Cam Data Systems, Inc., 17520 Newhope Street, Suite 100, Fountain Valley, California 92708.

(2) Includes (i) an aggregate of 3,100 shares of Common Stock held in trust for three daughters of Mr. Geoffrey Knapp over which he has shared voting power (ii) options to purchase an aggregate of 10,000 shares until the sooner of October 12, 1997, or twelve months after ceasing to serve as a director at a price of $2.34 per share.(iii) options to purchase an aggregate of 50,000 shares until October 20, 2003 at a price of $1.93 per share.

(3) Includes options to purchase (i) an aggregate of 15,000 shares of Common Stock until October 20, 2003, at a price of $1.75 per share (ii) an aggregate of 30,000 shares of Common Stock until January 3, 2004 at a price of $2.13 per share.

(4) Includes options to purchase (i) an aggregate of 4,700 shares of Common Stock until April 1, 2003, at a price of $3.38 per share (ii) an aggregate of 7,500 shares of Common Stock until January 3, 2004, at a price of $2.13 per share (iii) an aggregate of 1,300 shares of Common Stock until June 26, 2006at a price of $4.75 per share.

(5) Includes options to purchase an aggregate of 17,500 shares of Common Stock until March 13, 2005, at a price of $2.25 per share.

(6) Includes options to purchase (i) options to purchase an aggregate of 10,000 shares until the sooner of October 12, 1997, or twelve months after ceasing to serve as a director at a price of $2.125 per share (ii) options to purchase an aggregate of 7,500 shares until the sooner of October 19, 2003, or twelve months after ceasing to serve as a director at a price of $1.75 per share (iii) options to purchase an aggregate of 7,500 shares until the sooner of May 25, 2005, or twelve months after ceasing to serve as a director at a price of $2.375 per share (iv) options to purchase an aggregate of 7,500 shares until the sooner of May 9, 2006, or twelve months after ceasing to serve as a director at a price of $5.50 per share.

(7) Includes options to purchase (i) an aggregate of 5,000 shares until the sooner of October 12, 1997, or twelve months after ceasing to serve as a director at a price of $2.125 per share (ii) options to purchase an aggregate of 7,500 shares until the sooner of October 19, 2003, or twelve months after ceasing to serve as a director at a price of $1.75 per share (iii) options to purchase an aggregate of 7,500 shares until the sooner of May 25, 2005, or twelve months after ceasing to serve as a director at a price of $2.375 per share (vi) options to purchase an aggregate of 7,500 shares until the sooner of May 9, 2006, or twelve months after ceasing to serve as a director at a price of $5.50 per share (v) options to purchase an aggregate of 20,000 shares until the sooner of June 10, 2006, or twelve months after ceasing employment with the Company at a price of $5.50 per share.

(8) Includes options to purchase an aggregate of 5,000 shares until the sooner of September 23, 2007 or twelve months after ceasing to serve as a director at a price of $4.375 per share.

(9) For the purposes of the above table and the notes thereto, the Company's Common Stock shown as "beneficially owned" includes all securities which pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to be "beneficially owned" including, without limitation, all securities which the "beneficial owner" has the right to acquire within 60 days, as, for example, through the exercise of any option, warrant or right, the conversion of convertible securities or pursuant to the power to revoke a trust, discretionary account or similar arrangement.

(10) The percentage of ownership of the class of voting securities in the above table has been calculated by dividing (i) the aggregate number of shares of such class actually owned plus all shares of such class which may be deemed to be "beneficially owned," by (ii) the number of shares of such class actually outstanding plus the number of shares of such class such "beneficial owner" may be deemed to "beneficially own" assuming no other acquisitions of shares of such class through the exercise of any option, warrant or right by any other person.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                        PROPOSAL 1: ELECTION OF DIRECTORS

         A total of five directors will be elected at the Annual Meeting. Management proposes to nominate Geoffrey D. Knapp, Walter W. Straub, David Frosh, Corley Phillips, and Fred Haney for election as directors, each to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. While the Company's Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director of the Company, the proxies solicited hereby will be voted for such other persons as shall be designated by the Company's Board of Directors should any nominee become unavailable to serve. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

         Information regarding the current directors and executive officers, nominees for election as directors and significant employees of the Company appears below. These statements are in each instance based on information furnished to the Company by the person concerned. Information regarding ownership of the Company's Common Stock by the directors and executive officers of the Company is set forth above under "Voting Securities and Principal Holders Thereof" contained in the preceding table.

NOMINEES

         Certain information concerning the five persons nominated at the Annual Meeting by the Board of Directors for election as directors for the ensuing year is set forth below:

        NAME                   AGE      POSITION WITH THE COMPANY
        ----                   ---      -------------------------
Geoffrey D. Knapp              38       Chief Executive Officer,
                                         Chairman of the Board
David Frosh                    38       President and Director
Walter W. Straub               53       Director
Corley Phillips                41       Director
Fred Haney                     55       Director


         Geoffrey D. Knapp, founder of the Company, has been a director, and an officer of the Company since its organization in September, 1983. From 1980 to 1983, he was employed by Triad Systems Corporation as a point of sale systems salesman selling to retail hardware stores. Mr. Knapp received a bachelor's degree in Marketing from the University of Oregon in 1980.

         Walter W. Straub, has been a director of the Company since May 1989. He is also currently, and has been since October 1983, President, Chief Executive and a director of Rainbow Technologies, Inc., a public company engaged in the business of designing, developing, manufacturing and marketing of proprietary computer related security products. Mr. Straub received a bachelor's degree in Electrical Engineering in 1965 and a master's degree in Finance in 1970 from Drexel University.

         David A. Frosh joined the Company as president in June 1996. Mr. Frosh has been a member of the board of directors in August 1991. From June 1990 to June 1996, Mr. Frosh was employed as a sales executive for the national accounts division of Automatic Data Processing (ADP). ADP provides computerized transaction processing, data communications and information services. From June 1988 to June 1990, Mr. Frosh served as director of marketing for Optima Retail Systems, a privately held company which manufactured and marketed inventory control systems for the retail apparel industry. From July 1980 to June 1988, Mr. Frosh held several marketing and management positions including national accounts manager for the Los Angeles division of Savin Corporation, a marketer of office copier and facsimile machines. Mr. Frosh received a bachelor's degree in Marketing from Central Michigan University in 1980.

         Corley Phillips joined CAM Data as a director in September 1996. Since August 1996, Mr. Phillips has been president, CEO and a director for Telephone Response Technologies, a Roseville, California-based developer of computer technology software. Mr. Phillips also serves on the board of directors for Presentation Electronics and the Sacramento Entrepreneurship Academy, a non-profit organization that supports college student entrepreneurs in the Sacramento area. From 1995 to 1996, Mr. Phillips served as vice president of marketing and product support for State of The Art, an accounting software company based in Irvine, California. From 1990 to 1994, Mr. Phillips was president and CEO of Manzanita Software Systems, a developer of Windows-based accounting software. From 1984 to 1990, Mr. Phillips was president and co-founder of Grafpoint, a developer of software for computer applications based in San Jose, California. Mr. Phillips has also held various sales and marketing positions with Envision Technology and Hewlett-Packard. Mr. Phillips holds both a bachelor's degree and a master's degree in electrical engineering from Washington University in St. Louis, Missouri, as well as a master's degree in business administration from Santa Clara University in Santa Clara, California.

         Dr. Fred M. Haney joined CAM Data as director in September 1996. Dr. Haney has been the president of Venture Management Company, Palos Verdes Estates, California, since 1991. From 1984 to 1991, he was founder and manager of 3I Ventures, California, a high technology venture capital fund. From 1980 to 1983, he performed senior management functions at TRW, and from 1968 to 1980, he held management positions at Xerox Corporation and Computer Science Corporation. Dr. Haney has extensive experience in strategic planning, operations and finance in the information and computer industry. Dr. Haney holds a doctorate in computer science from Carnegie-Mellon University.


STRUCTURE AND FUNCTION OF THE BOARD OF DIRECTORS

         During the Company's fiscal year ended September 30, 1996, the Board of Directors held four meetings. Each incumbent director attended 100% of the total number of meetings of the Board of Directors held during their term in fiscal 1996.

         The Company has a Compensation Committee which consists of Geoffrey D. Knapp, David Frosh and Walter Straub. During fiscal 1996, the Compensation Committee held one meeting. The Company has an Audit Committee which consists of Walter W. Straub. The Audit Committee held one meeting during fiscal 1996. The Company has an Option Committee which consists of Walter Straub, Corley Phillips, and Fred Haney. There is no nominating committee of the Board of Directors; the Board of Directors meets as a whole to nominate individuals for election as directors.

         Except as stated, there are no arrangements or understandings by or between any director or executive officer and any other person(s), pursuant to which he or she is to be selected as a director or executive officer, respectively.



EXECUTIVE OFFICERS

         In addition to Mr. Knapp, the Company has four other executive officers, David Frosh, President, Paul Caceres Jr., Chief Financial Officer and Chief Accounting Officer, Timothy D. Coco, Vice President of Customer Service, and David Fuller, Vice President of Research and Development. The executive officers serve at the discretion of the Board of Directors.

         Paul Caceres, Jr. has been the Chief Financial Officer and Chief Accounting Officer of the Company since September, 1987. From 1982 to 1987, Mr. Caceres was employed by Arthur Young & Company (a public accounting firm), the predecessor to Ernst & Young, as an Audit Manager. He received a bachelor's degree in Business Administration from the University of Southern California in 1982.

         Timothy D. Coco has been the Vice President of Customer Service since January 1994. From 1990 to 1993, Mr. Coco served as sales manager for Lindy Office products, a company that sells office supplies, office furniture and printing services to small and medium size businesses. From 1989 to 1990, Mr. Coco served as a sales trainer and management consultant for IDK Group Inc., a company that provides sales training, management consulting, and employee development related services to the micro computer industry. From 1984 to 1989, Mr. Coco was the President of his own Company called Quality Automation Systems
(QAS). QAS developed and marketed turn key computerized distribution management, point of sale, and accounting systems to the office supply industry. Mr. Coco sold this company in 1989.

         David Fuller has been the Vice President of Research and Development since April 1995. From 1988 to 1995, Mr. Fuller was the sole proprietor of Retail Software Innovators, a company that provided point of sale software, programming services, and technical support to small and medium size retailers. From 1982 to 1988, Mr. Fuller was the Vice President of Research and Development for Retail Solutions Inc., a company that provided point of sale software, programming services, and technical support to small and medium size retailers.

FAMILY RELATIONSHIPS

         There are no family relationships between any director and/or executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         During the fiscal year ended September 30, 1996, the Company granted non-qualified options to certain employees and directors to purchase an aggregate of 157,500 shares of Common Stock of the Company at a price ranging from $3.38 to $5.50 per share expiring ten years from the date of grant.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


         The following summary compensation table sets forth, as of the date hereof, information concerning cash compensation, bonuses and deferred compensation paid by the Company for services rendered to the Company during the fiscal year ended September 30, 1996, and the prior two fiscal years, to the Company's Chief Executive Officer, and the executive officers whose total compensation exceeded $100,000:


                     SUMMARY COMPENSATION TABLE

                    ANNUAL                                               LONG TERM
                    COMPENSATION                                         COMPENSATION
                    ------------                                         ------------
NAME AND                                                     OTHER                           (2)
PRINCIPAL                        (1)                        ANNUAL      NUMBER OF         ALL OTHER
POSITION               YEAR     SALARY        BONUS      COMPENSATION    OPTIONS          COMPENSATION
--------               ----     ------        -----      ------------    -------          ------------
Geoffrey Knapp
Chairman of            1996    $194,600      $54,300          --               --           $1,800
  the Board            1995    $164,500      $31,400          --               --           $2,000
  and CEO              1994    $150,000      $13,000          --           50,000           $2,000

Paul Caceres Jr.
Chief Financial        1996    $123,200      $34,500          --               --               --
  Officer              1995    $103,800      $20,000          --               --           $2,000
                       1994     $90,000       $9,000          --           45,000           $2,000

Timothy D. Coco
Vice President of      1996     $92,400      $27,700          --               --               --
  Customer Service     1995     $84,000      $16,800          --               --               --
                       1994     $80,000       $8,000          --           10,000               --

David Fuller
Vice President of      1996     $91,200      $13,500          --               --               --
  Research & dev.

(1) Bonuses paid to the Named executives are pursuant to annual incentive compensation programs established each year for selected employees of the Company, including the Company's executive officers. Under this program, performance goals, relating to such matters as sales growth, gross profit margin and net income as a percentage of sales and individual efforts were established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which the Company and the individual achieved or exceeded the performance goals.

(2) All other compensation consists of interest on employee notes payable to the Company, that was declared compensation during the year.


                        OPTION GRANTS IN FISCAL YEAR 1996
                                INDIVIDUAL GRANTS

                     (1)                                                        Potential Realizable
                  Number of                                                     Value at Assumed
                   Securities       % of Total          (2)                     Annual Rates of
                  Underlying        Options          Exercise                   Stock Price
                    Options         Granted to       or Base                    Appreciation for
                    Granted         Employees        Price    Expiration        Option Term
Name                 (#)              in 1996        ($/Sh)     Date              5($)        10($)
===========================================================================================================================
Timothy Coco       10,000              6%             4.75      06/26/06         29,900      75,700

(1)   Options granted in fiscal year 1996 vest over a four-year period.
(2)   The exercise price was equal to the market price on the date of grant.


AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

                                                                      VALUE OF
                                                  NUMBER OF          UNEXERCISED
                                                  UNEXERCISED         IN-THE-MONEY
                                                  OPTIONS              OPTIONS
                  SHARES                          AT SEPT. 30,        AT SEPT. 30,
                  ACQUIRED                        1996                1996
                     ON              VALUE(1)     EXERCISABLE/        EXERCISABLE/
NAME              EXERCISE          REALIZED      UNEXERCISABLE       UNEXERCISABLE
----              --------          --------      -------------       -------------
Geoff Knapp           --          $     --        60,000/--             $157,600/--
Paul Caceres Jr.      --          $     --        42,500/2,500          $111,900/$6,200
Timothy D. Coco       --          $     --        11,300/3,800          $  22,700/$8,600
David Fuller          --          $     --        15,800/14,200         $  37,600/$33,600

(1) Market value of the underlying securities at the exercise date minus the exercise price of the options.

                        REPORT OF COMPENSATION COMMITTEE

The following report of the Compensation Committee is provided solely to the stockholders of the Company pursuant to the requirements of Schedule 14A promulgated under the Securities Exchange Act of 1934, and shall not be deemed to be "filed" with the Securities and Exchange Commission for the purpose of establishing statutory liability. The Report shall not be incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement.

TO:  THE BOARD OF DIRECTORS

   As members of the Compensation Committee, it is our duty to review and recommend the compensation levels for members of the Company's management, evaluate the performance of management and administer the Company's various incentive plans. This Committee has reviewed in detail the Compensation of the Company's five executive officers. In the opinion of the Committee, the compensation of the five executive officers of the Company is reasonable in view of its performance and the respective contributions of such officers to the Company' performance.

   In determining the management compensation, this Committee compares the compensation paid to management to the level and structure of compensation paid to management of competing companies. Additionally, the Committee considers the sales and earnings performance of the Company compared to competing and similarly situated companies. The Committee also takes into account such relevant external factors as general economic conditions, geographic market of work place, stock price performance and stock market prices.

   Management compensation is comprised of 70% to 80% of fixed salary, and 20% to 30% variable compensation based on performance factors. Stock options are granted at the discretion of the Board of Directors, and there is no set minimum or maximum amount of options that can be issued. Performance factors that determine management compensation are sales and net income of the Company. These performance factors were exceeded in fiscal 1996, with a 103% increase in net income.

   The committee examines compilations of executive compensation such as various industry compensation surveys for middle market companies. In 1996, the compensation for the Chief Executive Officer was comparable to other Chief Executive Officers of middle market companies in related industries.

Mr. Knapp, a member of the Committee, is also an executive officer of the Company. However, Mr. Knapp abstained from any considerations with respect to any decision directly affecting his compensation.

         Compensation Committee


         David Frosh, Walter Straub and Geoffrey D. Knapp
         March 11, 1997

                                PERFORMANCE GRAPH

         The following graph shows the performance of the Company's stock for the last five fiscal years in relation to the Total Return Index for The NASDAQ Stock Market (US Companies) and also compared to the NASDAQ Retail Trade Stocks Total Return Index.

                                     GRAPH

STOCK INDEX FOR FISCAL 1996
TOTAL RETURN INDEX FOR NASDAQ STOCK MARKET (US COMPANIES)

                   9/30/91     9/30/92      9/30/93      9/30/94      9/30/95    9/30/96
                    100       112.0728      146.7898     147.9898     204.4059   242.5814


TOTAL RETURN INDEX FOR NASDAQ RETAIL TRADE STOCKS

                   9/30/91    9/30/92       9/30/93      9/30/94      9/30/95    9/30/96
                    100      101.3937       114.5092     112.3544    123.8843    148.4403

TOTAL RETURN INDEX FOR CAM DATA SYSTEMS STOCK

                   9/30/91   9/30/92        9/30/93      9/30/94      9/30/95   9/30/96
                     100     237.5            250          200         362.5     462.5


        This stock price data is prepared from data generated under the assumption of dividend reinvestment.

THE STOCK PRICE PERFORMANCE GRAPH IS PURELY HISTORICAL INFORMATION AND SHOULD NOT BE RELIED UPON AS INDICATIVE OF FUTURE PRICE PERFORMANCE.

COMPENSATION OF DIRECTORS.

         In May 1996, the Company granted options to purchase 7,500 shares of Common Stock to each outside director, as compensation for serving as such, and these options were issued at the current market price of $5.50 per share. In September 1996, the Company granted options to purchase 5,000 shares of Common Stock to two new outside directors, as compensation for serving as such, and these options were issued at the current market price of $4.375 per share. These options were granted under the terms and conditions of the Company's 1993 Stock Option Plan.

         In addition, directors who are not also executive officers of the Company are entitled to an expense reimbursement for attending meetings of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Management believes all such individuals were in compliance with Section 16(a) at September 30, 1996, except as noted below. These reports were subsequently filed.

The following table sets forth the individuals who met the requirements of
Section 16(a) during the year ended September 30, 1996 and were filed late:

                                       NO. OF                 NO. OF
                      NO. OF           TRANSACTIONS           REPORTS
NAME                 LATE REPORTS      ON LATE REPORTS        NOT FILED
----                 ------------      ---------------        ---------
Timothy D. Coco           1                   1                   --

INCENTIVE STOCK OPTION PLAN

         An Incentive Stock Option Plan (the "ISO Plan") in accordance with
Section 422A of the Internal Revenue Code of 1954, as amended (the "Code"), was adopted by the Board of Directors and approved by the stockholders of the Company in June 1987. The ISO Plan authorizes the Board of Directors to grant options from time to time to directors, officers and key employees of the Company. In April 1990, the total number of shares of the Company's Common Stock that may be issued or delivered under the ISO Plan net of forfeiture and based on the present capitalization was increased from 100,000 to 250,000 shares.

         Options granted under the ISO Plan must comply with certain provisions of the Code relating to, among other things, the maximum dollar amount of options that may be exercised by an optionee in any calendar year, the minimum exercise price of an option and the persons eligible to be granted options. No options granted under the ISO Plan will be exercisable for a period exceeding five years, and the ISO Plan expires in June 1997.

         Except as otherwise required by the Code with respect to optionees owning 10% or more of the Common Stock outstanding at the time of grant, the exercise price of an option under the ISO Plan must not be less than 100% of the fair market value of the underlying Common Stock at the time of grant. The fair market value of a share of Common Stock is to be determined by the Board of Directors, or by a committee of the Board of Directors, as the case may be, in good faith based upon the trading market of such shares.

         The exercise price of any options granted pursuant to the ISO Plan to optionees owning more than 10% of the Common Stock outstanding at the time of grant may not be less than 110% of the fair market value of the underlying Common Stock at the time of grant.

1993 STOCK OPTION PLAN

           In April 1993, the stockholders of the Company approved the Company's 1993 Stock Option Plan (the "1993 Plan") under which non-statutory options may be granted to key employees and individuals who provide services to the Company, at a price not less than the fair market value at the date of grant, and expire ten years from the date of grant. The options are exercisable based on vesting periods as determined by the Board of Directors. The Plan allows for the issuance of an aggregate of 650,000 shares of the Company's common stock. The Plan has a term of ten years. There have been 607,000 options granted under the 1993 Plan as of December 31, 1996. See proposed amendment to 1993 Stock Option Plan in Proposal 3 of this proxy.

401-K PLAN

         In July 1991, the Company adopted a contributory profit- sharing plan under Section 401(k) of the Internal Revenue Code, which covers substantially all employees. Under the plan, eligible employees are able to contribute up to 15% of their compensation. The Company's contributions are at the discretion of the board of directors. The Company contribution for the fiscal year ended September 30, 1996, totaled $42,000.

                  PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

         It is proposed that the Stockholders approve the selection of Ernst & Young as independent auditors for the Company for the 1997 fiscal year. Ernst & Young is the successor firm of Arthur Young & Company which has been the independent auditors for the Company since 1987, and their reappointment has been recommended by the Board of Directors. Representatives of Ernst & Young are not expected to be present at the Annual Meeting.

         Approval by the stockholders of the proposed selection requires a majority vote of the shares of Common Stock at the Annual Meeting. In the event such approval is not obtained, the Board of Directors will select alternative independent auditors.

                 PROPOSAL 3: AMENDMENT TO 1993 STOCK OPTION PLAN

         To consider and vote upon a proposal to amend the Company's 1993 Stock Option Plan to increase from 650,000 to 900,000 the number of shares of the Company's Common stock for which options may be granted to directors, officers and employees of , and consultants to, the Company.

                 APPROVAL OF AMENDMENT TO 1993 STOCK OPTION PLAN

Description of the Plan

         Under the Company's existing 1993 Plan as currently in effect, only 42,000 shares of Common Stock remain available for the grant of options. See "Compensation of Executive Officers and Directors; 1993 Stock Option Plan". The Company's Board of Directors believes it to be in the best interests of the Company and its stockholders to increase the number the number of shares available for the grant of options to provide incentives to officers and other key employees of the Company to remain with and increase their efforts on behalf of the Company, and to enable the Company's management to grant options to non-employee directors, consultants, major vendors and others expected to provide significant services to the Company. Accordingly, on December 16, 1996, the Company's Board of Directors unanimously approved an amendment to the 1993 Plan to increase by 250,000 the number of shares of the Company's Common Stock available for the grant of options thereunder, and directed that this amendment to the 1993 Plan be submitted to the Company's stockholders at the Annual Meeting for their approval.

         Subject to typical anti-dilution provisions for stock splits, stock dividends, and the like, the 1993 Plan, as amended, would authorize the grant of options to purchase an aggregate of up to 900,000 shares of the Company's Common Stock. As of January 31, 1997, the aggregate market value of these 900,000 shares of Common Stock was 3.9 million dollars, based upon the closing sale price of the Common Stock on that date as reported by NASDAQ. If an option granted under the 1993 Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the 1993 Plan. Options granted under the 1993 Plan which are not intended to qualify as "incentive stock options" under Section 422A of the Code ("Incentive Stock Options") but, alternatively, as stock options which will not so qualify ("Nonstatutory Options"). The 1993 Plan will terminate on April 15, 2003, and no options may be granted under the 1993 Plan thereafter. As of the date of this Proxy Statement, options to purchase an aggregate of 608,000 shares have been granted and remain outstanding under the 1993 Plan.

        The 1993 Plan will be administered by a the Board of Directors, or by a committee consisting of at least two members of the Board of Directors who have been appointed by the Board (the "Committee"). The Board or the Committee, as the case may be, will have the authority to select the persons to receive options granted under the 1993 Plan, the extent of their participation, and the terms and conditions of each option, subject to certain limitations set forth in the 1993 Plan. Full and part time employees, officers, non-employee directors, consultants, major vendors, and others expected to provide significant services to the Company may be granted Nonstatutory Options under the 1993 Plan. The Company presently employs approximately 125 persons on a full-time basis, all of whom except for the members of the Committee, if there be one, will be eligible for the selection as participants in the 1993 Plan. Each member of the Option Committee shall automatically receive an option for 7,500 shares of Common Stock of the Company at a price equal to the fair market value on each one year anniversary date of his service as a member of the Option Committee, provided he is a member of the Option Committee at such anniversary date.

         Options granted under the 1993 Plan will become exercisable in accordance with the terms of the grant made by the Board of the Committee, as set forth in a written stock option agreement to be entered into by all participants receiving options granted under the 1993 Plan. The Board or the Committee will have discretionary authority to select participants from among eligible persons and to determine at the time an option is granted, when and in what increments shares covered by the option may be purchased. Options may be granted on terms providing that they will be exercisable either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option. While the 1993 Plan does not limit the number of shares as to which options may be granted to any one participant (including executive officers and directors of the Company), it does provide that no employee may be granted Incentive Stock Options which first become exercisable in any calendar year to purchase shares of Common Stock having a fair market value (determined at the time of the grant of the option) in excess of $100,000, reduced by the fair market value (similarly determined) of any shares subject to incentive stock options granted under any other plan of the Company which also become exercisable in such calendar year.

         The Board or Committee may in its discretion also include in a stock option agreement a provision making the exercise price of any option granted under the 1993 Plan payable in full (i ) by cash, by cancellation of indebtedness owed by the Company to Optionee, or by any combination of the foregoing, or (ii) by a full recourse promissory note executed by the optionee. If payment is made by means of a promissory note, the shares purchased generally would be held in pledge to secure payment of the note. Unless and until the purchaser defaulted under the promissory note or governing instruments, the shares so pledged would remain registered in the name of the purchaser, and the purchaser would be entitled to vote the shares and to receive all dividends and any other amounts accruing as a result of his or her ownership of such shares.

         If an optionee's employment is terminated other than for cause (as defined in each option agreement). The employee will have the right to exercise his option to the extent then exercisable, at any time within a three (3) month period thereafter, to the extent he was entitled to exercise the option prior thereto. If an optionee dies while still employed, or within the period of time within twelve (12) months thereafter by his estate of by the person or persons to whom his rights under the option passed by will or the laws of descent or distribution, but only to the extent such which options may be exercised. Options granted under the 1993 Plan will not be transferable except by will and the laws of descent and distribution. During the life of the person to whom the option is granted, that person alone may exercise it.

         Within the limits of the 1993 Plan, the Board or Committee may also modify, extend or renew outstanding options or accept the cancellation of outstanding options (to the extent not previously exercised) for the granting of new options in substitution therefor. However, no modification of any option which alters or impairs any rights or obligations under any option previously granted may be made without the consent of the optionee.

         For employees holding more than ten percent (10%) of the total combined voting power of all classes of outstanding stock, the purchase price of each option granted under the 1993 Plan cannot be less than 110% of the fair market value per share of the Company's Common Stock subject thereto on the date of the grant. For all other participants, the option exercise price may not be less than the fair market value per share of the Company's Common Stock subject thereto on the date of the grant. Upon exercise of an option, the exercise price shall be payable to the company in full. The fair market value per share will generally be the closing bid quotation for a share of the Company's Common Stock on the date an option is or was granted under the 1993 Plan. If there is no market price available on such date, the fair market value per share will be determined on the basis of factors deemed relevant by the Committee, including without limitation the book value of the shares on such date and the earnings of the Company.

         The Board of Directors may, without affecting any outstanding options, from time to time revise or amend the 1993 Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may either increase the number of shares subject to the 1993 Plan (with the exception of adjustments resulting from changes in capitalization) or change the class of participants eligible to receive options granted under the 1993 Plan without stockholder approval.

          In the event that the Company should elect to dissolve, merge or consolidate with any other corporation, sell substantially all of its assets to another person or entity, or enter into any other reorganization in a transaction which the company is not the surviving corporation, the date of exercisability of each option outstanding under the 1993 Plan will be accelerated to date prior to such transaction unless provision is made in connection with such transaction for the option or substitution of new options with appropriate adjustments by the surviving corporation.

         The foregoing description of the 1993 Plan is only a summary of the principle terms of the 1993 Plan, does not purport to be complete, and reference is made to the 1993 Plan which sets forth in detail all of the terms and conditions upon which option scan be granted thereunder. A complete copy of the 1993 Plan, as amended, will be provided without charge, upon written request, to any stockholder to whom this Notice of Annual Meeting and Proxy Statement is being sent, addressed to Corporate Secretary, CAM Data Systems, Inc., 17520 Newhope Street, Fountain Valley, California 92708.

Federal Income Tax Consequences

         At the time of the grant of Nonstatutory Option, the optionee will recognize no taxable income, and the Company will not be entitled to a deduction, as long as such options are not actively traded on an established market and their fair market value cannot otherwise be measured with reasonable accuracy. However, upon the exercise of a Nonstatutory Option the optionee will recognize taxable income in the amount by which the then fair market value of the shares of the Company's Common Stock acquired upon exercise exceeds the aggregate exercise price therefor, with the Company being entitled to a compensation deduction for federal income tax purposes in an equal amount. The amount of such taxable income will be characterized as compensation income to the optionee. Persons that may be subject to the application of the provisions of Section 16(b) are subject to certain additional rules.

         Upon subsequent disposition of shares of Common Stock acquired upon exercise of a Nonstatutory Option, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the basis for the shares (the basis being equal to the sum of the price paid for the shares upon exercise and the amount of ordinary income recognized on account thereof), provided that the shares were held as a capital asset. Any capital gain or loss to the optionee will be characterized as long or short term, depending upon whether the holding period for long-term capital gain treatment has been met.

Recommendation

         The Company's Board of Directors has unanimously recommended that the Company's stockholders vote FOR approval of the amendment to the 1993 Plan. Approval of the amendment to the 1993 Plan by the Company's stockholders will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote. As of the record date for the Annual Meeting, the company's management and nominees for election to the Board at the Annual Meeting, owned or had voting control over aggregate of 381,000 shares, or approximately 19% of the outstanding shares, of the Company's Common Stock. Each of these individual s has indicated his respective shares in favor of the 1993 Plan. Accordingly approval of the 1993 Plan by the stockholders of the Company will require the affirmative vote of 621,000 additional shares of Common Stock.

           PROPOSAL 4: AMENDMENT TO THE CERTIFICATE OF INCORPORATION -
                     DIRECTORS AND OFFICERS INDEMNIFICATION

         To consider and vote upon a proposal to amend Article Seventh of the Company's Certificate of Incorporation to authorize the Company to provide for the indemnification of directors, officers, employees and agents to the fullest extent permissible by applicable law, in addition to the indemnification provided in Section 145 of the Delaware General Corporation Law, by bylaw, agreement, or otherwise.

           APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION -
                     DIRECTORS AND OFFICERS INDEMNIFICATION

Vote required

        The affirmative vote of a majority of shares of the Commons Stock present in person or represented by proxy and entitled to vote at the CAM Data Annual Meeting will be required for the approval of this proposal. Abstentions will be counted towards the tabulation of votes cast on the proposal and will have the same effect as negative votes. Brokers non-votes will not be counted for any purpose in determining whether the proposal has been approved.

Background

        In recent years, there has been a considerable amount of litigation in the United States against corporate directors, officers and employees. The expense of this litigation, whether it is well founded or not, is considerable. In the past, most publicly-held corporations have therefore sought to obtain insurance protecting the corporation, and its officers and directors, against the costs of such litigation and related expenses. Recently, however, adequate insurance has become difficult or prohibitively expensive to obtain. This has had the effect of increasing the personal exposure of directors and officers and has made it difficult for many corporations to attract or retain qualified directors. The Company currently does not have directors and officers liability insurance due to the high cost to obtain it. This lack of such insurance may severely limit the Company's ability to attract and retain the services of qualified persons.

        Section 145 of the Delaware General Corporation Law states that a Delaware corporation such as the Company "may" provide indemnification in certain specified circumstances. However, subsection (f) of Section 145(f) provides that,

        "The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be exclusive of any other rights to which those seeking indemnification or advancement of expense may be entitled under any bylaw, agreement, vote of stockholders or disinterest directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office."

Significantly, by entering into an agreement with an Agent as contemplated by
Section 145(f), indemnification which is proper under applicable law may be made mandatory, as opposed to discretionary, thereby providing the Agent greater certainty in taking actions.

Proposed Amendment

        Pursuant to the authority of Section 145(f) of the Delaware General Corporation Law, the Company previously has entered into indemnification agreements with each of its officers and directors, in which the Company has agreed to indemnify such officers and directors to the maximum extent permitted by applicable law. Nevertheless, The Company's Board of Directors has determined that the stockholders of the Company should be afforded the opportunity to vote upon and adopt a proposed amendment to the Company's Certificate of Incorporation to expressly authorize, by stockholder vote, the Company to enter into indemnification agreements of such type. Accordingly, the Company's Board of Directors has approved an amendment to Article Seventh of the Company's Certificate of Incorporation which, as proposed to be amended, would read in its entirety as follows:

        "Seventh: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the directors or officers duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under s174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents to the fullest extent permitted by applicable law."

        Article Seventh of the Certificate of Incorporation, as proposed to be amended by adding a new sentence to the end thereof as specified above, would permit the Company to indemnify its Agents, by bylaw or agreement, to the fullest extent permitted by applicable law, but would not provide for such indemnification by itself. Rather, the Company must take further affirmative action, such as entering into indemnification agreements, to provide for indemnification beyond that currently available under Section 145 of the Delaware General Corporations Law. However, no such provision could provide indemnification for those acts, omissions or transactions for which a director or officer would not be relieved of liability under Article Seventh as currently in force, an no such indemnification provision could provide indemnification in circumstances under which indemnity is expressly prohibited by Section 145 of the Delaware General Corporations Law. Nevertheless, a clear benefit of the proposed amendment to Article Seventh is that the Company could thereafter provide its Agents with mandatory indemnification by bylaw or agreement, rather than the discretionary protection afforded by Section 145. Such mandatory indemnification would provide much greater certainty to an officer, director or employee of the Company that he or she will be indemnified if proper under Delaware law.

        The Company's Board of Directors believes that the proposed amendment to Article Seventh of the Company's Certificate of Incorporation will provide assurance that the Company's directors, officers and employees are not unreasonably exposed to the high personal costs and other uncertainties of litigation, and as a result will enhance the Company ability to attract and retain qualified directors, officers, and employees. However, stockholders should be aware that the inclusion of these provisions could result in significant expense to the Company if the Company were required to indemnify one or more officers or directors in respect to monetary claims against them. At present there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification will be required or permitted. Stockholders should also recognize that, in addition to enhancing the Company's ability to attract and retain qualified persons willing to serve as members of the Company's Board of Directors, the proposal to provide for maximum indemnification will also benefit each of the nominees for election as directors of the Company at the Annual Meeting. See "Proposal 1:Election of Directors."

        The Company's Board of Directors has directed that the proposed amendment be submitted to the Company's stockholders for their approval at the CAM Data Annual Meeting. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the CAM Data Annual Meeting will be required for approval of this proposal. Approval of the proposed amendment to the Company's Certificate of Incorporation also will constitute stockholder ratification and approval of the indemnification agreements previously entered into between the Company and each of its directors and officer.

        OTHER BUSINESS

         The Board of Directors knows of no matters other than those described herein which are to be brought before the 1997 Annual Meeting of Stockholders. However, if any other proper matters are brought before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

        Properly executed and returned proxies, unless revoked, will be voted as directed by the stockholder or in the absence of such direction, by the persons named therein FOR the election of the three director nominees listed, FOR the approval of the confirmation of the appointment of Ernst & Young to serve as the independent auditors of the Company for the fiscal year ending September 30, 1997, FOR the amendment to the 1993 Stock Option Plan, FOR the amendment to the Certificate of Incorporation. As to any other business which may properly come before the Annual Meeting, the proxyholders will vote in accordance with their best judgment.


        ANNUAL REPORTS

         The Company's 1996 Annual Report to Stockholders, which includes audited financial statements for the Company's fiscal year ended September 30, 1996, has been or is concurrently with this proxy statement being mailed to stockholders of record on March 11, 1997. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, and any amendments thereto, is available without charge to any stockholder of the Company upon written request to CAM Data Systems, Inc., 17520 Newhope Street, Suite 100, Fountain Valley, California 92708, Attention: Finance department.

        SUBMISSION OF STOCKHOLDERS PROPOSALS

         Stockholders of the Corporation wishing to include proposals to be put before the stockholders at the Annual Meeting of Stockholders of the Company to be held in 1997, must submit the same in writing so as to be received at the executive offices of the Company on or before December 27, 1997. Such proposals must also meet the other requirements of the rules of Securities and Exchange Commission relating to stockholders' proposals.

        NOTICE TO BANKS, BROKERS/DEALERS
        AND VOTING TRUSTEES AND THEIR NOMINEES

         Please advise the Company, at 17520 Newhope Street, Suite 100, Fountain Valley, California 92708, Attention: Secretary, whether other persons are the beneficial owners of the shares for which proxies are being solicited and, if so, the number of copies of the proxy statement, other soliciting material and Annual Report you wish to receive in order to supply copies to the beneficial owners of shares.


BY ORDER OF THE BOARD OF DIRECTORS:



GEOFFREY D. KNAPP
Geoffrey D. Knapp
Secretary

Dated:  Fountain Valley, California
        March 11, 1997

                             CAM DATA SYSTEMS, INC.
                  ANNUAL MEETING OF SHAREHOLDERS - MAY 8, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Cam Data Systems, Inc. (the "Company") hereby appoints Geoffrey D. Knapp, the Secretary of the Company, or failing him Paul Caceras, Jr. the Chief Financial Officer of the Company, or instead of
either of the foregoing                    as the nominee of the undersigned to
attend and to act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held on May 8, 1997 at 2:00 P.M., Pacific Standard Time, and at any adjournments thereof, to the same extent and with same power as if the undersigned were personally present at said meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote as indicated on the reverse side hereof.

                                SEE REVERSE SIDE

      Please mark your
A [X] votes as in this
      example

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN
                       ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.


                   FOR         WITHHELD
1. ELECTION                                   NOMINEES: Geoffrey D. Knapp
   OF              [ ]           [ ]                    Walter W. Straub
   DIRECTORS                                            David Frosh
                                                        Corley Phillips
                                                        Fred Haney

Withheld for the following only. (Write the name of the nominee(s) in the space below).

----------------------------------------------------------------------------

                                                  FOR     AGAINST    ABSTAIN
2.  PROPOSAL TO APPROVE THE APPOINTMENT OF        [ ]       [ ]        [ ]
    ERNST & YOUNG AS INDEPENDENT AUDITORS
    OF THE COMPANY (SEE NOTE).

3.  PROPOSAL TO AMEND THE COMPANY'S 1993          [ ]       [ ]        [ ]
    STOCK OPTION PLAN (SEE NOTE).

4.  PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE   [ ]       [ ]        [ ]
    OF INCORPORATION (SEE NOTE).

NOTE: In the event that no specification has been made with respect to any manner in which the named proxy nominees are required to vote on any matter, this proxy nominees are instructed to vote the shares represented by this proxy for any matter.

If there are amendments or variations to the matters proposed at the meeting, or at any adjournment or adjournments thereof, or if any other business property comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein to vote on such amendments, variations or other business.

IMPORTANT: Please SIGN, DATE AND RETURN this proxy as soon as possible to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, Attn: Proxy Dept.

SIGNATURE                    DATE        SIGNATURE                 DATE
         -------------------     -------          -----------------     -------
                                               SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.